                                                                    EXHIBIT 10.1


                           RESTRICTED STOCK AGREEMENT

         THIS AGREEMENT is made between Stuart A. Tanz (the "Employee") and Pan Pacific Retail Properties, Inc. (the "Company") as of August 9, 1999.

                                    RECITALS

         (1) Pursuant to the Company's 1997 Stock Option and Incentive Plan (the "Option Plan"), the Company has granted to Employee an award of 60,000 shares of common stock of the Company (the "Shares") effective as of August 9, 1999 (the "Effective Date").

         (2) As a condition to Employee's grant of Shares, Employee must execute this Restricted Stock Agreement (this "Agreement"), which sets forth the rights and obligations of the parties with respect to the Shares.

         1. Forfeiture; Vesting.

            (a) If Employee's employment or consulting relationship with the Company is terminated for any reason, including, but not limited to, for cause, death, and disability, all unvested Shares as of the date of such termination shall immediately be forfeited and shall be transferred to the Company.

            (b) Subject to Subsections 1(c) and (e), the Shares issued hereunder shall become vested over five (5) years in twenty percent installments on each anniversary of the Effective Date (each such anniversary, a "Vesting Date"), conditioned upon Employee's continued employment as of each such Vesting Date.

            (c) Notwithstanding Subsection 1(b), upon the attainment of the following performance goals as of a Vesting Date, the number of Shares that would have become vested on the immediately succeeding Vesting Date (assuming Employee's continued employment as of such succeeding Vesting Date) shall become vested in addition to any Shares which become vested pursuant to Subsection 1(b):

                (i) A cumulative average increase of six percent in the Company's FFO (determined on a consistent basis and without regard to the effect of any reduction in FFO attributable to compensation expense recognized by the Company in connection with the grant of restricted stock under the Option Plan and any payment pursuant to a gross-up provision in any restricted stock agreement between the Company and any Company employee or member of the Company's Board of Directors (the "Board")) for the period commencing on the Effective Date and ending on such Vesting Date over FFO for the Company's 1998 fiscal year, and a cumulative average increase in the Company's total return (dividends plus stock appreciation) of four percent for the period commencing on the Effective Date and ending on such Vesting Date over the Company's total return for the Company's 1998 fiscal year; or

                (ii) A cumulative average increase of three percent in the Company's per share dividend payment for the period commencing on the Effective Date and ending on such Vesting Date over the Company's per share dividend payment for the Company's 1998 fiscal year, and a cumulative average increase in total return for the period commencing on the Effective Date and ending on such Vesting Date of not less than ten percent over the Company's total return for the Company's 1998 fiscal year.

            (d) In the event one or more elements of the performance goals described in the preceding paragraph are not satisfied as of any Vesting Date, the Company's performance would be reviewed as of the next Vesting Date (and if necessary, later Vesting Dates but not later than the last Vesting Date), and to the extent that any of the performance goals are satisfied (on a cumulative average basis) as of such subsequent Vesting Date, the relevant prior installment (or installments, as applicable) will become vested as of such subsequent Vesting Date.

            (e) Notwithstanding Subsections 1(b) and (c), in the case of a "Change in Control" (as hereinafter defined) prior to the termination of Employee's employment or consulting relationship with the Company, then, immediately prior to the occurrence of such Change in Control, the Shares shall become fully vested and shall cease to be subject to forfeiture under Subsection 1(a) after such event. For purposes of this Agreement, "Change in Control" shall mean the occurrence of any of the following events:

                (i) the individuals constituting the Board as of the date of the initial public offering of common stock of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered a member of the Incumbent Board;

                (ii) provided that the number of shares of common stock of the Company directly held by Revenue Properties Company (U.S.) Inc., a Delaware corporation and its subsidiaries (other than the Company and the Company's subsidiaries) represents 50% or less of the total outstanding shares of common stock of the Company, an acquisition of any voting securities of the Company (the "Voting Securities") by any "person" (as the term "person" is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) immediately after which such person has "beneficial ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 20% or more of the combined voting power of the Company's then outstanding Voting Securities; or

                (iii) approval by the stockholders of the Company of:

                      (A) a merger, consolidation, share exchange or reorganization of the Company, unless the stock holders of the Company, immediately before such merger, consolidation, share exchange or reorganization, own, directly or indirectly immediately following such merger, consolidation, share exchange or reorganization, at least 80% of the combined voting power of the outstanding voting securities of the corporation that is the successor in such merger, consolidation, share exchange or reorganization (the "Surviving

Company") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation, share exchange or reorganization; or

                      (B) a complete liquidation or dissolution of the Company;
or
                (iv) an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

         2. Transferability of the Shares; Escrow.

            (a) With the exception of Shares which have been forfeited and required to be transferred to the Company pursuant to this Agreement, no unvested Shares nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Employee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect. Employee hereby authorizes and directs the secretary of the Company, or such other person designated by the Company, to transfer the unvested Shares that have been forfeited to the Company pursuant to this Agreement.

            (b) To insure the availability for delivery of Employee's unvested Shares upon forfeiture to the Company, Employee hereby appoints the secretary of the Company, or any other person designated by the Company as escrow agent, as his attorney-in-fact to assign and transfer unto the Company, such unvested Shares, if any, forfeited to the Company pursuant to Section 1 and shall, upon execution of this Agreement, deliver and deposit with the secretary of the Company, or such other person designated by the Company, the Share certificates representing the unvested Shares, together with the stock assignment duly endorsed in blank, attached hereto as Exhibit 1. The unvested Shares and stock assignment shall be held by the secretary in escrow, pursuant to the Joint Escrow Instructions of the Company and Employee attached as Exhibit 2 hereto, until such unvested Shares are vested, or until such time as this Agreement no longer is in effect. As a further condition to the Company's obligations under this Agreement, the spouse of the Employee, if any, shall execute and deliver to the Company the Consent of Spouse attached hereto as Exhibit 3. Upon vesting of the unvested Shares, the escrow agent shall promptly deliver to the Employee the certificate or certificates representing such Shares in the escrow agent's possession belonging to the Employee, and the escrow agent shall be discharged of all further obligations hereunder; provided, however, that the escrow agent shall nevertheless retain such certificate or certificates as escrow agent if so required pursuant to other restrictions imposed pursuant to this Agreement.

            (c) The Company, or its designee, shall not be liable for any act it may do or omit to do with respect to holding the Shares in escrow and while acting in good faith and in the exercise of its judgment.

            (d) Transfer or sale of the Shares is subject to restrictions on transfer imposed by any applicable state and federal securities laws. Any transferee shall hold such Shares subject to all the provisions hereof and shall acknowledge the same by signing a copy of this Agreement.

            (e) This Agreement shall terminate upon the earlier of (i) an event of forfeiture, as described in Subsection 1(a) herein, or (ii) August 9, 2004.

         3. "Gross-Up." Upon each Vesting Date for which Employee recognizes ordinary income in connection with the vesting of one or more installments of his Shares, the Company shall pay Employee, by no later than the initial deadline for the filing of tax returns in which such income is reported by Employee, a cash amount equal to the amount of ordinary federal and state income tax (net of the federal benefit) recognized by Employee in connection with such vesting.

         4. Ownership, Voting Rights, Duties. This Agreement shall not affect in any way the ownership, voting rights or other rights or duties of Employee, except as specifically provided herein.

         5. Legends. The Share certificate evidencing the Shares issued hereunder shall be endorsed with the following legend (in addition to any legend required under applicable federal and state securities laws and the Company's charter):

            THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND FORFEITURE AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE HOLDER OF THE SHARES, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

         6. Adjustment for Stock Split. All references to the number of Shares in this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend or other change in the Shares which may be made by the Company after the date of this Agreement.

         7. Notices. Notices required hereunder shall be given in person or by registered mail to the address of Employee shown on the records of the Company, and to the Company at its principal executive office.

         8. Survival of Terms. This Agreement shall apply to and bind Employee and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

         9. No Section 83(b) Elections. Because such election could have an impact on the Company's ability to continue as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"), Employee agrees that Employee will not file an election under Section 83(b) of the Code with respect to the Shares. If Employee does file a Section 83(b) election then such election shall cause the immediate forfeiture of all of the Shares.

         10. Representations. Employee has reviewed with his own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Employee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Employee understands that he (and not the Company) shall be responsible for his own tax liability that may arise as a result of the grant of the Shares or the transactions contemplated by this Agreement.

         11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with California law.

         12. Amendment. The Compensation Committee of the Board of Directors of the Company may at any time wholly or partially amend, alter or suspend this Agreement; provided, however, that no amendment, alteration or suspension of this Agreement shall impair the rights of Employee, unless mutually agreed between the Employee and the Compensation Committee, which agreement must be in writing and signed by Employee and the Compensation Committee.

         Employee represents that he has read this Agreement and is familiar with its terms and provisions. Employee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors of the Company (or the Compensation Committee thereof) upon any questions arising under this Agreement.

         IN WITNESS WHEREOF, this Agreement is deemed made as of the date first set forth above.

                                             "COMPANY"

                                             PAN PACIFIC RETAIL PROPERTIES, INC.


                                             -----------------------------------
                                             By:
                                                 -------------------------------
                                             Title:
                                                    ----------------------------


                                             "EMPLOYEE"


                                             -----------------------------------
                                             Stuart A. Tanz